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EXHIBIT 7.


                              CALCULATION OF ROACE


Return On Average Capital Employed, is the return on average capital invested, calculated as the ratio between: (i) net income before minority interests, plus net financial charges on net borrowings, on a post-tax basis using a deemed tax rate equal to the Italian statutory tax rate; and (ii) net average capital employed. Capital employed is defined as the sum of shareholders' equity, minority interest and net borrowings (expressed as a percentage)


                                                                           2000             2001              2002
                                                                           ----             ----              ----
NET INCOME BEFORE MINORITY INTEREST (a)                                                    8,228             5,222
PLUS:
Net financial expense as of in statement of income                                           259               167
Financial income related to receivables related to operations and on
tax credits                                                                                  184               122
TOTAL FINANCIAL EXPENSE ON NET BORROWINGS (b)                                                443               289
LESS:
Income taxes on financial expense/income calculated using the 36%
statutory tax rate (c)                                                                      (159)             (104)

TOTAL       d=a+(b-c)                                                                      8,512             5,407


Shareholders' equity                                                     22,401           27,483            26,257
Minority interest                                                         1,672            1,706             2,094
Net borrowings                                                            7,742            9,888            11,141
Net capital employed                                                     31,815           39,077            39,492

AVERAGE NET CAPITAL EMPLOYED     (e)                                                      35,446            39,285

ROACE % = (d/e)                                                                            24.0%             13.7%

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